Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AgriBioTech, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-33367, 333-13953, 333-47637, 333-61127, 333-66145, 333-71477 and 333- 71485
on Form S-3, No. 333-61097 on Form S-4 and Nos. 333-07123, 333-9336 and 333-9330
on Form S-8 of AgriBioTech, Inc. of our report dated January 27, 1998, except for the second paragraph of Note Q which is as of December 22, 1998, with respect to the balance sheet of Lofts Seed, Inc. and Subsidiary as of November 30, 1997 and December 31, 1996 and the related statements of operations and retained earnings, and cash flows for the eleven month period and six month period then ended, which report appears in the Form 8-K/A of AgriBioTech, Inc. dated January 6, 1998, Amendment No. 4.


/s/ Cannon & Company, L.L.P.

Winston-Salem, North Carolina
March 22, 1999